July 27, 2011

Board of Directors
CST Holding Corp.
Centennial, CO

Dear Sirs:

We hereby consent to the incorporation by reference in CST Holding Corp.’s (Commission File No. 000-53095) Form 8-K of our audit report on WebXU, Inc., (a privately-held, development stage company) dated May 25, 2011, relating to the Financial Statements as at December 31, 2010.

/s/ Seale and Beers, LLC

Seale and Beers, LLC
Las Vegas, Nevada